CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES REPORTS FOURTH QUARTER

AND FULL YEAR 2023 RESULTS

Fourth Quarter 2023 vs. Fourth Quarter 2022

●	Revenue of $23.5 million compared to $24.1 million;

●	Gross profit of $4.1 million compared to $3.9 million;

●	Gross margin of 17.4% compared to 16.1%;

●	Net income of $14.8 million compared to net income of $6.8 million;

●	Earnings per share of $1.20 ($0.09 excluding the fourth quarter 2023 deferred tax asset valuation allowance reduction of $1.11) compared to earnings per share of $0.55 ($0.03 excluding the fourth quarter 2022 deferred tax asset valuation allowance reduction of $0.52);

●	Cash flow from operations of $3.1 million compared to $0.1 million.

Full Year 2023 vs. Full Year 2022

●	Revenue of $86.5 million compared to $83.3 million;

●	Gross profit of $17.1 million compared to $16.3 million;

●	Gross margin of 19.7% compared to 19.6%;

●	Net income of $17.2 million compared to $9.2 million;

●	Earnings per share of $1.40 ($0.28 excluding the fourth quarter 2023 deferred tax asset valuation allowance reduction of $1.12) compared to $0.74 ($0.28 excluding the fourth quarter 2022 deferred tax asset valuation allowance reduction of $0.52 less the first quarter of 2022 severance accrual of $0.06);

●	Cash flow from operations of $3.9 million compared to $0.9 million;

●	Debt as of December 31, 2023 of $20.1 million compared to $22.8 million as of December 31, 2022.

EDGEWOOD, N.Y. – April 5, 2024 – CPI Aerostructures, Inc. (“CPI Aero” or the “Company”) (NYSE American: CVU) today announced financial results for the three and twelve month periods ended December 31, 2023.

“We reported solid full-year results, delivering 3.8% increased revenue and a 4.7% increase in gross profit in 2023. Our net income, including the deferred tax asset valuation allowance reduction of $14.2 million described below, was up 87.5% with EPS up 88.8% from prior year. We generated $3.9 million in cash flow from operations during 2023, which allowed us to reduce debt by $2.7 million,” said Dorith Hakim, President and CEO.

Added Ms. Hakim, “After reevaluating our net operating loss carryforwards (“NOLs”), and based on our performance outlook, we determined that the valuation allowance we maintain on our deferred tax asset should be reduced by $14.2 million, and we realized a tax benefit in the fourth quarter of 2023 of the same amount upon recording this reduction.”

“We ended the year with a strong backlog of $513.4 million, which includes multiple exciting new programs providing us an opportunity for continued growth in 2024. We remain confident in CPI Aero’s long-term outlook and look forward to the multiple opportunities ahead as we continue to build on our positive relationships with our customers.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The words “expect,” “outlook,” “opportunities ahead,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements include the Company’s expected financial results for the year ending December 31, 2024. The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2023 filed with the Securities and Exchange Commission. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contacts:

Investor Relations Counsel	CPI Aerostructures, Inc.

LHA Investor Relations	Andrew L. Davis

Jody Burfening	Chief Financial Officer
(212) 838-3777	(631) 586-5200

cpiaero@lhai.com	adavis@cpiaero.com
www.cpiaero.com

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	$5,094,794	$3,847,225
Accounts receivable, net	4,352,196	4,857,772
Insurance recovery receivable	—	3,600,000
Contract assets, net	35,312,068	27,384,540
Inventory	1,436,647	2,493,069
Refundable income taxes	40,000	40,000
Prepaid expenses and other current assets	678,026	975,830
Total Current Assets	46,913,731	43,198,436

Operating lease right-of-use assets	4,740,193	6,526,627
Property and equipment, net	794,056	1,124,556
Deferred tax asset	19,938,124	6,574,463
Goodwill	1,784,254	1,784,254
Other assets	189,774	238,744
Total Assets	$74,360,132	$59,447,080

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,487,012	$8,029,996
Accrued expenses	10,275,695	7,344,590
Litigation settlement obligation	—	3,600,000
Contract liabilities	5,937,629	6,001,726
Loss reserve	337,351	576,549
Current portion of line of credit	2,400,000	1,200,000
Current portion of long-term debt	44,498	1,719,766
Operating lease liabilities	1,999,058	1,817,811
Income taxes payable	30,107	11,396
Total Current Liabilities	31,511,350	30,301,834

Line of credit, net of current portion	17,640,000	19,800,000
Long-term operating lease liabilities	3,100,571	5,077,235
Long-term debt, net of current portion	26,483	70,981
Total Liabilities	52,278,404	55,250,050
Commitments and Contingencies (see note 16)
Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 12,771,434 and 12,506,795 shares, respectively, issued and outstanding	12,771	12,507
Additional paid-in capital	73,872,679	73,189,449
Accumulated deficit	(51,803,722)	(69,004,926)
Total Shareholders’ Equity	22,081,728	4,197,030
Total Liabilities and Shareholders’ Equity	$74,360,132	$59,447,080

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2023 and 2022

	2023	2022

Revenue	$86,466,321	$83,335,764

Cost of sales	69,400,693	67,031,502

Gross profit	17,065,628	16,304,262

Selling, general and administrative expenses	10,758,624	11,410,067
Income from operations	6,307,004	4,894,195

Interest expense	(2,455,214)	(2,271,101)
Income before benefit for income taxes	3,851,790	2,623,094

Benefit from income taxes	(13,349,414)	(6,553,131)
Net income	$17,201,204	$9,176,225

Income per common share-basic	$1.40	$0.74
Income per common share-diluted	$1.38	$0.74

Shares used in computing income per common share:
Basic	12,311,219	12,389,890
Diluted	12,471,961	12,389,890